Exhibit 35.1
SERVICER COMPLIANCE STATEMENT
     In connection with the Annual Report on Form 10-K of Santander Drive Auto Receivables Trust 2007-3 for the fiscal year ending December 31, 2007 (the “Report”), the undersigned, a duly authorized officer of Santander Consumer USA Inc. (the “Servicer”), does hereby certify and represent that:
1.	A review of the activities and performance of the Servicer under the Sale and Servicing Agreement dated October 24, 2007 among Santander Drive Auto Receivables LLC, Santander Consumer USA Inc., Santander Drive Auto Receivables Trust 2007-3 and Wells Fargo Bank, National Association (the “Agreement”) during the period that is the subject of the Report has been made under my supervision.

2.	To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Agreement in all material respects throughout the period that is the subject of the Report except as described below.

3.	In certain instances monthly servicing certificates were not delivered to the Indenture Trustee in accordance with the timeframe set forth in the transaction agreements. The Servicer has implemented enhanced management controls to address this issue..
     IN WITNESS WHEREOF, the undersigned has duly executed this Servicer Compliance Statement as of March 31, 2008.

SANTANDER CONSUMER USA INC.
By:	/s/ Jason Kulas
	Name:	Jason Kulas
	Title:	Chief Financial Officer